Exhibit 5.1

November 6, 2019

Proteon Therapeutics, Inc.

200 West Street

Waltham, MA 02451

RE: Proteon Therapeutics, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Proteon Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”) in connection with the registration pursuant to the Securities Act of 1933, as amended (the “Act”), of the Shares (as defined below). The Registration Statement relates to the registration by the Company of 2,853,397 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), to be issued, after giving effect to the Reverse Split (as defined below), in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger and Reorganization made and entered as of September 23, 2019, by and among the Company, REM 1 Acquisition, Inc. and ArTara Therapeutics, Inc. (the “Merger Agreement”), which Merger Agreement is described in the Registration Statement and filed as an exhibit thereto.

In connection with this opinion letter, we have examined the Registration Statement in the form filed with the Commission on the date hereof and originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement, the Sixth Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as current in effect, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

In rendering this opinion, we have assumed that, prior to the issuance of any of the Shares, (i) the amendment to the Company’s Sixth Amended and Restated Certificate of Incorporation to effect a reverse stock split of at least 1-for-30 as provided in the Registration Statement (the “Reverse Split”) and to effect the automatic conversion of all outstanding shares of the Company’s Series A Convertible Preferred Stock into shares of the Company’s Common Stock, without giving effect to any existing provisions that limits the conversion rights of the Company’s Series A Convertible Preferred Stock  shall be filed with the Secretary of State of the State of Delaware, (ii) all other approvals for the issuance of the Shares referred to in the Registration Statement have become effective and (iii) no shares of capital stock of the Company are issued or commitments to issue capital stock made by the Company prior to consummation of the Merger, except as expressly permitted by the Merger Agreement.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued by the Company in accordance with the Merger Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the proxy statement/prospectus/information statement included in the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP